AEP Industries Inc. Reports Fiscal 2010 First Quarter Results

SOUTH HACKENSACK, N.J., March 12 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2010.

Net sales for the first quarter of fiscal 2010 decreased $23.0 million, or 13%, to $157.2 million from $180.2 million for the first quarter of fiscal 2009. The decrease was the result of an 11% decrease in average selling prices negatively affecting net sales by $19.3 million, combined with a 3% decrease in sales volume negatively affecting net sales by $5.6 million. The first quarter of fiscal 2010 also included a $1.9 million positive impact of foreign exchange relating to the Company's Canadian operations.

Gross profit for the first quarter of fiscal 2010 decreased $30.0 million to $18.1 million from $48.1 million in the same quarter of the prior fiscal year.  The Company recognized a $2.1 million increase in its LIFO reserve during the first quarter of fiscal 2010 versus a $29.7 million decrease in the LIFO reserve during the first quarter of fiscal 2009, for an aggregate increase of $31.8 million year-over-year.  Excluding the effects of LIFO, gross profit increased $1.8 million, which is primarily the result of cost savings initiatives implemented during fiscal 2009, including efforts to better align production with demand.  The first quarter of fiscal 2010 also included $0.4 million of positive impact of foreign exchange relating to the Company's Canadian operations.

Operating expenses for the first quarter of fiscal 2010 decreased $1.2 million, or 5%, to $22.3 million from the comparable period in the prior fiscal year. The decrease in operating expenses is primarily due to the result of cost cutting initiatives implemented during fiscal 2009 and decreased volumes sold in the current period, partially offset by an increase in share-based compensation costs associated with the Company's stock options and performance units, and consulting costs associated with the implementation of the Company's new operating system. The first quarter of fiscal 2010 included a $0.3 million unfavorable foreign exchange impact, resulting in an increase in reported total operating expenses. The first quarter of fiscal 2009 included approximately $0.5 million related to transitional services associated with the Atlantis acquisition.

"We believe that the cost savings and efficiency initiatives implemented in fiscal 2009 continue to positively impact our results and allow us to focus on winning new business. However, our first quarter results were impacted by the traditional lag that exists in passing through higher resin costs to our customers. The Company has since aggressively implemented price increases and expects to recover a significant portion of the recent resin increases in the current quarter," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.  "Our volume in the quarter was consistent with first quarter seasonal trends and an on-going weak economy.  However, we remain confident that our full year volume will be up 3-5%, the progress of which we will closely monitor as the year unfolds.  Moreover, we have continued to increase selling prices to offset higher cost resin while continuing to aggressively manage our cost structure."

Interest expense for the three months ended January 31, 2010 decreased $0.6 million as compared to the prior year period, resulting primarily from lower average borrowings and interest rates on the Company's Credit Facility and lower interest expense on the Company's 2013 Senior Notes, as a result of the extinguishment of $14.8 million of the 2013 Senior Notes in April 2009, partially offset by interest expense incurred on new capital leases originating in March 2009.

Net loss for the three months ended January 31, 2010 was $4.9 million, or $(0.72) per diluted share, as compared to net income of $12.1 million, or $1.79 per diluted share, for the three months ended January 31, 2009.

Adjusted EBITDA was $4.3 million in the current quarter as compared to a loss of $0.6 million for the three months ended January 31, 2009.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2010	Fiscal 2009
	(in thousands)	(in thousands)

Net (loss) income	$(4,900)	$12,125
(Benefit) provision for taxes	(2,905)	7,892
Interest expense	3,760	4,348
Depreciation and amortization expense	5,244	4,624
Increase (decrease) in LIFO reserve	2,097	(29,748)
Other non-operating (income) expense	(35)	204
Non-cash share-based compensation	1,039	(26)

Adjusted EBITDA	$4,300	$(581)

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 15, 2010, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 59940386.  An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, resin availability, new operating system, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2009 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended January 31,
	2010	2009

NET SALES	$157,170	$180,212
COST OF SALES	139,125	132,128
Gross profit	18,045	48,084
OPERATING EXPENSES:
Delivery	8,094	9,108
Selling	8,403	9,034
General and administrative	5,838	5,373
Total operating expenses	22,335	23,515
OTHER OPERATING INCOME:
Gain on sales of property, plant and equipment, net	210	—
Operating (loss) income	(4,080)	24,569
OTHER INCOME (EXPENSE):
Interest expense	(3,760)	(4,348)
Other, net	35	(204)
(Loss) income before benefit (provision) for income taxes	(7,805)	20,017
BENEFIT (PROVISION) FOR INCOME TAXES	2,905	(7,892)
Net (loss) income	$(4,900)	$12,125

BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.72)	$1.79
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.72)	$1.79

Contact:	Paul M. Feeney
Executive Vice President,
Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

CONTACT:  Paul M. Feeney, Executive Vice President, Finance and Chief Financial Officer, AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com